Exhibit (e)(2)

Confidentiality Agreement

VECTIVBIO HOLDING AG

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is entered into between VectivBio Holding AG, a stock corporation (Aktiengesellschaft) incorporated and existing under the laws of Switzerland, having its registered office at Aeschenvorstadt 36, 4051 Basel, Switzerland, and registered with the commercial register of the Canton of Basel-Stadt under the company identification number CHE-289.024.902 (the “Company”) and Ironwood Pharmaceuticals, Inc. (the “Recipient”) as of March 29, 2023 (the “Effective Date”), to protect the confidentiality of certain confidential information of the Company to be disclosed to the Recipient solely for use in evaluating, pursuing and, if applicable, consummating a business relationship with the Company (the “Permitted Use”).

1. As used in this Agreement, “Confidential Information” will mean any and all technical and nontechnical information provided by the Company to the Recipient, on or after the date hereof, which may include without limitation information regarding: (a) patent and patent applications; (b) trade secrets, (c) proprietary and confidential information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of the Company, including without limitation the Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and information the Company provides regarding third parties; and (d) all other information that the Recipient knew was confidential information of the Company.

2. Subject to Section 3, the Recipient agrees that at all times and notwithstanding any termination or expiration of this Agreement it will hold in strict confidence and not disclose to any third party any Confidential Information, except (a) to its directors, officers, employees, affiliates, advisors, financing sources, and agents (those who receive the Confidential Information, collectively “Representatives”) who need to know such information for the Permitted Use and are bound by confidentiality obligations at least as restrictive as those contained in this Agreement, or (b) as approved in writing by the Company, and will use the Confidential Information for no purpose other than the Permitted Use. The Recipient will also protect such Confidential Information with at least the same degree of care that the Recipient uses to protect its own Confidential Information, but in no case, less than reasonable care. The Recipient will be responsible for any breach of this Agreement by its Representatives.

3. The Recipient will not have any obligations under this Agreement with respect to a specific portion of the Confidential Information that:

(a) was in the public domain at the time it was disclosed to the Recipient;

(b) entered the public domain subsequent to the time it was disclosed to the Recipient, through no breach of this Agreement by the Recipient;

(c) was, is or comes into the Recipient’s possession on a non-confidential basis, provided that the disclosing source is not known by Recipient to be subject to an agreement of confidentiality or similar non-disclosure agreement; or

(d) was independently developed by the Recipient or its Representatives without violating any of its obligations under this Agreement.

4. Notwithstanding the above, the Recipient may disclose certain Confidential Information, without violating the obligations of this Agreement, to the extent such disclosure is required by law, regulation or legal process including a valid order of a court or other governmental body having jurisdiction, provided that the Recipient provides the Company, to the extent legally permissible, with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the Company in obtaining, in either case, at the Company’s sole expense, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

Except as required by applicable law, regulation or legal process, without the Recipient’s prior written consent, the Company and its Representatives shall not identify the Recipient by name or by identifiable description in connection with a possible transaction between the parties, entering into this Agreement or being involved in discussions or negotiations concerning a possible transaction (“Transaction Information”) to any person other than a Representative who reasonably requires access to such information. For the avoidance of doubt, all Transaction information shall constitute Confidential Information hereunder.

5. Upon written request of the Company, the Recipient will, as promptly as practicable, return to the Company or destroy, at the Recipient’s option, all documents and other tangible materials representing any Confidential Information and all copies and summaries thereof and notes related thereto. Notwithstanding the foregoing, (i) any return or destruction is subject to applicable law and regulation, and (ii) nothing shall require the alteration, modification, deletion or destruction of back-up tapes or other back-up media made in the ordinary course of business (provided that any Confidential Information contained in such back-up tapes or other back-up media shall remain subject to the Recipient’s confidentiality obligations hereunder).

6. Confidential Information is and will remain the sole property of the Company. The Recipient recognizes and agrees that nothing contained in this Agreement will be construed as granting any property rights, by license or otherwise, to any Confidential Information disclosed under this Agreement, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information. The Recipient will not make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any Confidential Information. Neither this Agreement nor the disclosure of any Confidential Information under this Agreement will result in any obligation on the part of either party to enter into any further agreement with the other, license any products or services to the other, or to require the Company to disclose any particular Confidential Information. Nothing in this Agreement creates or will be deemed to create any employment, joint venture, or agency between the parties.

7. Confidential Information will not be reproduced in any form except as reasonably required in connection with the Permitted Use and to accomplish the intent of this Agreement. Any reproduction of any Confidential Information will remain the property of the Company and will contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Company.

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8. In consideration of the Confidential Information being furnished by the Company to the Recipient, the Recipient hereby agrees that, for a period of one (1) year from the date hereof the Recipient will not, directly or indirectly, solicit to employ or hire any of the current executive officers, senior-level managers or other employees of the Company with whom Recipient came in contact in connection with its evaluation of a possible transaction with the Company (the individuals described in the foregoing, “Restricted Individuals”) or induce or attempt to induce any such Restricted Individual to terminate his or her employment relationship with the Company; provided, however, that the foregoing shall not prohibit the Recipient or any of its Representatives from: (i) soliciting employees through general job advertisements or similar notices that are not directed at Restricted Individuals (or from hiring those who respond); (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on the Recipient’s behalf, or soliciting the employment of or hiring any employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target Restricted Individuals; (iii) soliciting or hiring any such person who is no longer employed by the Company; or (iv) hiring any person who approaches the Recipient on his or her own initiative without any encouragement from the Recipient.

9. In consideration of the Confidential Information being furnished by the Company to the Recipient, the Recipient hereby agrees that, for a period of one (1) year from the date hereof, unless the Recipient shall have been specifically invited in advance in writing by the board of directors of the Company or an authorized committee thereof, neither the Recipient nor any of its controlled affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or Representatives acting on its behalf will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in: (i) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities or indebtedness of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities measured by the price or value of any securities of the Company), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the 1934 Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities or otherwise; (ii) any tender or exchange offer, merger, consolidation, business combination involving the Company or acquisition or disposition of assets of the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the 1934 Act), become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 of the 1934 Act), or initiate, propose, encourage or otherwise solicit shareholders of the Company for the approval of any shareholder proposals with respect to the Company or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (b) form, join or in any way participate in a “group” (as such term is used in Rule 13d-5(b)(1) of the 1934 Act) with respect to the ordinary shares or any other voting securities of the Company or any securities convertible into ordinary shares or any other voting securities of the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek to control the management, board of directors or policies of the Company or to obtain representation on the board of directors of the Company; (d) take any action which would reasonably be expected to result in the Company being obligated to make a public announcement regarding any of the types of matters set forth in this paragraph; (e) enter into any discussions, arrangements, understandings or contracts with any third party with respect to any of the foregoing; (f) publicly disclose any intention, plan or arrangement regarding any of the matters referred to in this paragraph; or (g) request the Company to amend or waive any provision of this paragraph (including this clause (g)). Notwithstanding anything set forth in this Agreement, nothing shall prohibit Recipient or its Representatives at any time from making any proposal or offer regarding a possible

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transaction between the parties directly to the Company’s Chief Executive Officer on a confidential basis that would not reasonably be expected to require the Company to make any public disclosure with respect thereto. The provisions of this paragraph shall be inoperative and of no force or effect if a Competing Transaction occurs with respect to the Company. “Competing Transaction” shall mean that a person, other than the Recipient or its controlled affiliates: (i) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in which, following consummation of such transaction, substantially all of the persons who, immediately prior to such transaction, had beneficial ownership of 50% or more of the voting power of the Company do not continue to beneficially own at least 50% of the voting power of the combined entity and do not have the ability to elect a majority of the directors of the combined entity, (ii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, more than 50% of the assets of the Company, (iii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing 50% or more of the voting power of the Company or (iv) commences a tender offer or exchange offer with respect to securities representing 50% or more of the voting power of the Company.

10. Each party acknowledges and agrees that it is aware (and that its Representatives are aware or, prior to receipt of any Confidential Information, the Recipient will advise its Representatives) that (a) the Confidential Information being furnished hereunder may contain material, non-public information regarding the Company or the Recipient and (b) the United States securities laws prohibit any persons who have material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. The Recipient hereby represents that, as of the date hereof, neither it nor any of its controlled affiliates, directly or indirectly, (i) owns of record or beneficially any securities of the Company or (ii) possesses or has the right to possess (whether upon the occurrence of an event, lapse of time or otherwise) any economic interest, voting right or other right with respect to any security of the Company or any of its affiliates.

11. Except as set forth in Section 8 and Section 9, this Agreement and all obligations hereunder will terminate three years after the Effective Date.

12. THE COMPANY IS PROVIDING CONFIDENTIAL INFORMATION ON AN “AS IS” BASIS

FOR USE BY THE RECIPIENT AT ITS OWN RISK. THE COMPANY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN AS MAY BE SET FORTH IN A DEFINITIVE AGREEMENT BETWEEN THE PARTIES.

13. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Any disputes under this Agreement may be brought in the state courts and the Federal courts for the county in which Company’s principal place of business is located, and the parties hereby consent to the personal jurisdiction and exclusive venue of these courts. This Agreement may not be amended except by a writing signed by both parties.

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14. The parties hereby acknowledge that a breach of this Agreement will cause irreparable damage for which recovery of damages would be inadequate, and that the non-breaching party will be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

15. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

16. The Recipient will not assign or transfer any rights or obligations under this Agreement without the prior written consent of the Company and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void.

17. All notices or reports permitted or required under this Agreement will be in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses set forth at the end of this Agreement or such other address as either party may specify in writing.

18. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior discussions between the parties with respect to such matters. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged.

19. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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The parties have executed this Non-Disclosure Agreement as of the Effective Date.

COMPANY:

VectivBio Holding AG

By:	/s/ Claudia D’Augusta
	Name:	Claudia D’Augusta
	Title:	Chief Financial Officer

Email:	[***]

RECIPIENT:

Ironwood Pharmaceuticals, Inc.

By:	/s/ Andrew Davis
	Name:	Andrew Davis
	Title:	SVP, Chief Business Officer

Email:	[***]